Exhibit 10.23

EMPLOYMENT AGREEMENT

by and between

CONTRAFECT CORPORATION

and

MICHAEL MESSINGER

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on November 5, 2012, by and between ContraFect Corporation, a Delaware corporation (“Employer”) and Michael Messinger, a resident of New Jersey (“Employee”).

WHEREAS, Employer believes that the future services of Employee will be of substantial benefit to Employer and desires to assure itself of the continued availability of such services, and Employee desires to accept employment with Employer;

NOW, THEREFORE, for and in consideration of the premises above and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment and Duties of Employee.

(a) Employer hereby employs Employee to serve Employer in the capacity of Vice President, Finance, reporting to Employer’s Executive Vice President and Chief Financial Officer (CFO). Employer shall have the power to determine the precise duties of Employee as they may change over time and as Employer’s needs shall warrant. Employee agrees to devote Employee’s full working time, attention, ability, skill and energies to the performance of Employee’s duties hereunder. Employee shall provide professional services on behalf of Employer in a manner and to an extent consistent with licensing standards, laws, rules and regulations applying to Employee’s profession. Employee shall work at all locations/offices of Employer as requested by Employer, and upon Employer’s request shall travel as reasonably needed to carry out his duties. Except as disclosed under section 1(c) below, Employee shall not provide like services for any other entity or person, whether for compensation or not, except as an employee of Employer.

(b) Employee shall comply with all bylaws, policies, procedures, standards and regulations of Employer now or hereafter promulgated. Employer shall provide all such information to Employee, and shall train Employee on same. Employee shall participate in such continuing education as may be required under applicable ethical or licensing standards, laws, rules and regulations applying to Employee’s profession or as may additionally be provided by Employer. Employer shall pay for costs necessary for Employee to obtain and maintain all required licenses, credentials, approvals or other certifications to perform Employee’s duties and services hereunder.

(c) Employee shall disclose in writing to Employer on the date hereof all financial interests or compensation arrangements of Employee (other than this Employment Agreement), including without limitation, any financial interests or compensation arrangements (as owner, employee, lessor, lessee, independent contractor, or otherwise) in any Biotech Venture (as hereinafter defined) (such financial interests and compensation arrangements hereinafter collectively referred to as “Arrangements”). Employee is currently an independent contractor under a Consulting Agreement with Lexicon Pharmaceuticals, Inc. which is expected to terminate on February 28, 2013.

(i) Biotech Venture shall mean and include without limitation, any entity or person that develops or sells, researches, or licenses scientific information or products for the therapy of human diseases.

Employee shall not enter into any other Arrangements with any Biotech Venture without the prior written consent of Employer. In the event that there is a change in any Arrangement, or if any member of Employee’s Immediate Family enters into an Arrangement during the term of this Agreement, Employee shall immediately disclose such Arrangement to Employer.

Hours and Place of Employment. Employee is generally expected to maintain a regular work week as assigned by the Employer for employees at his level performing such duties. Employee shall be assigned to work at Employer’s headquarters location in Yonkers, New York. Employee may also work one (1) day per week from his home through June 2013.

2. Term of Employment. The initial term of employment (the “Initial Term”) of Employee’s employment by Employer under this Agreement shall commence on November 5, 2012 (the “Commencement Date”) and shall end one (1) year thereafter, unless earlier terminated as hereinafter provided. Unless either party elects to terminate this Agreement at the end of the Initial Term or any renewal term by giving the other party notice of such election at least ninety (90) days before the expiration of the Initial Term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then current term and so on from year to year. Notwithstanding the foregoing, either party shall have the right to terminate this Agreement at any time for any reason or no reason upon thirty (30) days’ prior written notice. In the event that Employer or Employee gives notice to terminate pursuant to the foregoing sentence, Employer may elect to have Employee cease working immediately so long as Employer continues to pay Employee his base salary in accordance with the provisions of Section (3)(a) hereof for the entire thirty (30) day notice period. In the event Employer elects to have Employee immediately cease working during the thirty (30) day notice period as provided in the foregoing sentence and Employee finds alternative employment that is not in violation of any provision herein, Employee may accept and engage in the alternative employment.

In the event that Employee is terminated by Employer without Cause or Employer fails to renew this Agreement, or in the event that Employee resigns with Good Reason (as defined below), then in any such event Employee shall be given (i) a severance payment in the amount that is equal to twelve (12) months of his then-current base salary, (ii) a payment equal to his accrued bonuses under this Agreement and (iii) a payment equal to twelve (12) months of applicable health insurance premiums (inclusive of dental and vision insurance) due under COBRA, provided that Employee first signs a Severance and Release Agreement in a form prescribed by Employer. The aforesaid severance payments shall be paid over twelve (12) months as any regular paycheck.

Good Reason shall mean the occurrence of any of the events or conditions described in the following subsections:

(a) a material dimunition in the Employee’s title or responsibilities;

(b) a material reduction in the Employee’s then effective base salary;

(c) any material breach by the Employer or any of its successors and assigns of this Agreement that is not cured within thirty (30) days after being given written notice of the facts comprising the alleged good reason;

(d) the failure of the Employer’s successors and/or assigns to assume the obligations of the Employer under this Agreement, either by written agreement or by operation of law; or

(e) the relocation of Employee’s principal place of employment to a location that is more than fifty (50) miles “as the crow flies” from its current location.

3. Change of Control.

(a) If there is a Change of Control Event and Employee resigns for Good Reason or is terminated without Cause within twelve (12) months of such Change in Control Event, then Employee shall be given (i) a severance payment in the amount that is equal to twelve (12) months of his then-current base salary, (ii) a payment equal to his accrued bonuses under this Agreement, (iii) a payment equal to twelve (12) months of applicable health insurance premiums (inclusive of dental and vision insurance) due under COBRA, and (iv) all unvested stock options shall have their remaining vesting schedule accelerated so that all stock options become immediately fully vested and exercisable, provided that Employee first signs a Severance and Release Agreement in a form prescribed by Employer.

(b) A “Change of Control Event” means any of the following: (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the Employer; (ii) a merger or consolidation with another entity where the voting securities of the Employer outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the Employer of the surviving entity outstanding immediately after the transaction; or (iii) the sale or disposition of all or substantially all of the Employer’s assets.

4. Compensation of Employee.

(a) As compensation for all services to be performed by Employee from and after the Commencement Date, Employer agrees to pay to Employee a base salary of Two Hundred Twenty-Five Thousand Dollars ($225,000.00) per annum. All such payments shall be prorated for any partial month or year and shall be payable in accordance with Employer’s customary payroll practices for Employees. Federal income taxes, social security taxes and other customary employee payroll deductions shall be deducted from all amounts paid to Employee as compensation under this Employment Agreement. Employer will review Employee’s performance annually at which time Employee’s base salary may subsequently be increased.

(b) Effective as of the Commencement Date, Employer shall grant Employee stock options for 150,000 shares of common stock under its stock option plan which will provide, among other things, for vesting in four equal annual increments over three years (37,500 shares at the commencement of employment, 37,500 at the end of the first year (11/5/13), 37,500 shares at the end of the second year (11/5/14), and 37,500 shares at the end of the third year (11/5/15)). Such option grant shall have a duration of 10 years. The stock option plan provides, inter alia, that unvested options shall be forfeited in the event that Employee is no longer an employee as of the vesting date.

(c) The Employee also qualifies for an annual bonus of at least 25% of his annual salary based on the criteria to be mutually determined with Employer in the first thirty (30) days of each employment year. Such annual bonus may be paid at least 50% in cash and at most 50% in equity of the Company. Employer shall review Employee’s performance annually with a view towards setting criteria for possible additional bonus arrangements.

(d) Employee shall be entitled to participate in such fringe benefit programs and in the same manner as Employer may offer to its senior employees generally, including family health and life insurance, at Employer’s expense. The Employer’s current health insurance plan also includes optical and dental coverage. However, Employer may amend, decrease or discontinue any benefit program at any time without advance notice to or consent of the Employee, consistent with the manner in which Employer changes the benefit programs for other similarly situated employees of Employer.

(e) Within forty-five (45) days of commencing employment, Employer will pay Employee a signing bonus of twenty thousand dollars ($20,000) less taxable withholdings. The signing bonus shall be repaid to Employer by Employee if Employee voluntarily ceases to be an employee of Employer within six (6) months of the commencement of his employment.

(f) Employee shall be entitled to reimbursement of all reasonable expenses related to the relocation of Employee and his family to include: (1) costs for moving personal property of Employee and family, not to exceed ten thousand dollars ($10,000) and (2) any security deposits and broker’s fees required in the obtainment of new housing. Such reimbursement shall either be direct billed to the Employer or the Employee may be reimbursed by the Employer upon presentation of receipts satisfactory to Employer for expenses actually incurred in connection with the foregoing. The relocation expenses shall be repaid to Employer by Employee if Employee voluntarily ceases to be an employee of Employer within six (6) months of the commencement of his employment.

5. Absences and Vacation. Paid time off for vacations, personal and sick days shall be limited to an aggregate of twenty (20 days) per annum during the term of this Agreement, which shall be in addition to company observed holidays, including the winter break between December 24th and January 1st. Except as to sick days, time off shall be taken at a time reasonably convenient to Employer. In the event Employee’s employment terminates prior to the end of the term hereof, such entitlement shall be prorated. Any unused time off at the end of any annual term of this Agreement shall not entitle Employee to payment therefore; up to five (5) unused vacation days may be carried forward into the next calendar year. However, no more than 10 days of vacation (two working weeks) may be taken at one time, except under extraordinary circumstances.

6. Expenses. Reasonable reimbursements will be made subject to the submission of receipts for expenses. These expenses should be incurred within the term of this contract; such reimbursement shall be made to Employee after presentation of receipts to Employer for expenses actually incurred in connection with the foregoing.

7. Termination Other Than For Cause.

(a) In the event of Employee’s death, Employee’s employment shall terminate immediately and Employee’s estate shall be paid Employee’s base salary and accrued bonus, if any, through the date on which such death occurred.

(b) If Employee becomes unable to perform the essential functions of Employee’s duties (with reasonable accommodation, if requested) due to partial or total disability or incapacity resulting from a mental or physical illness or injury or any similar cause, Employer will continue the payment of Employee’s base salary pursuant to Section 3(a) for a period of three (3) months or for the duration of any accrued and unused vacation, whichever is longer, following the work day that Employee first is unable to perform the essential functions of Employee’s duties due to such disability or incapacity. Thereafter, Employer shall have no obligation for the payment of Employee’s base salary pursuant to Section 3(a) to Employee during the continuance of such disability or incapacity. Notwithstanding anything to the contrary contained herein, Employee shall not be entitled to receive base salary pursuant to this subsection 6(b) for more than ninety (90) days, or such additional days if the Employee shall have accrued and unused vacation, in any consecutive twelve (12) month period. At such time as the federal Family and Medical Leave Act (“FMLA”) shall apply, if ever, Employee shall have such rights as are provided for thereunder.

8. Termination For Cause.

(a) Employee’s employment under this Agreement shall be deemed to be terminated upon the occurrence of any of the following events that shall constitute “Cause”, at Employer’s election, immediately upon Employer giving written notice of such termination to Employee:

(i) Employee’s conviction of any felony or a crime involving moral turpitude.

(ii) Employee’s failure or refusal to follow, in any material respect, the lawful instructions of Employer or the bylaws, policies, standards or regulations of Employer, which from time to time may be established or changed, and such failure or refusal is not cured within fifteen (15) days of receiving written notice of such violation from Employer.

(iii) Employee’s continued failure or refusal to faithfully and diligently perform, in any material respect, the usual and customary duties of Employee’s employment hereunder, and such failure or refusal is not cured within fifteen (15) days of receiving written notice of such violation from Employer.

(iv) Employee’s conduct is fraudulent and such conduct is not cured within fifteen (15) days of receiving written notice to cure such conduct from Employer.

No termination for Cause may occur unless a written notice under this Section 7(a) shall specify the alleged violations in sufficient detail as to apprise Employee of the default or failure, and Employer’s expectations of what Employee needs to do to cure same.

(b) In the event that Employer fails to pay Employee any installment of the base salary or other amounts owed to Employee under Sections 3(a) through e) when due, and such non-payment is not cured within fifteen (15) days after Employee shall have notified Employer in writing of such non-payment, then Employee, provided that Employee is not in default with respect to any of Employee’s obligations under this Agreement, shall have the option to terminate Employee’s employment under this Agreement immediately upon Employee giving written notice of such termination to Employer, and Employee shall receive from Employer the severance pay and other compensation set forth in paragraph 2 of this Agreement, as though he had been terminated by Employer without cause.

9. Proprietary and Confidential Information.

(a) Confidential Information. Employee acknowledges that, during the course of his service with Employer, he will have access to Confidential Information and materials not generally known outside Employer. For all purposes of this Agreement, “Confidential Information” means all information and materials (whether conceived or developed by Employee or others), marketing and other business plans, customers and customer information, data strategies, research, reports, copyrights and patents related to Employer. During the Term of this Agreement, Employee shall not, without the prior consent of Employer, communicate or divulge any Confidential Information or materials to anyone other than Employer and its partners, affiliates, employees, consultants and those designated by it except in the course of carrying out his duties or as required by law. Employee acknowledges that Confidential Information is and shall remain the property of Employer. The confidentiality obligations hereunder shall not apply to Confidential Information which: (i) is, or later becomes, public knowledge other than by breach of this Agreement; or (ii) is in the possession of Employee with the full right to disclose same prior to his receipt of it from Employer; or (iii) is independently received by Employee from a third party, with no restrictions of disclosure. Furthermore, Employee agrees not to use Confidential Information for any purposes other than to perform duties for Employer hereunder. Employee shall also execute Employer’s standard Confidentiality Agreement.

(b) Ownership of Patents and Intellectual Property. Employee agrees that any work prepared for Employer from the date of this Agreement until the expiration of his employment with Employer, which is eligible for copyright and patent protection under the laws of the United States or any other country and any proprietary know-how developed by Employee while rendering services for Employer, will vest in Employer. Employee hereby grants, transfers and assigns all right, title and interest in such work and all copyrights and patents in such work and all renewals and extensions thereof to Employer, and agrees to provide all assistance reasonably requested by Employer in the establishment, preservation and enforcement of Employer’s copyright and patents in such work, such assistance to be provided at Employer’s expense but without any additional compensation to Employee if Employee is employed by Employer and for reasonable compensation and subject to his reasonable availability if he is not. If Employer cannot, after reasonable effort, secure Employee’s signature on any documents needed to apply for or prosecute any patent, copyright or other right or protection relating to an invention, whether because of his physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints Employer and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf and in his name and stead for the purpose of executing and filing any such lawful application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon, with the same legal force and effect as if executed by him.

(c) Litigation. Employee agrees to render reasonable assistance and cooperation to Employer at its request regarding any work matter, dispute or controversy with which Employer may become involved during the course of his employment with Employer, and of which Employee has useful knowledge, information or expertise. Such services will be without additional compensation if Employee is then employed by Employer, and for reasonable compensation and subject to his reasonable availability if he is not. Following his employment, Employee shall not be required to cooperate other than as a fact witness. Employer agrees to pay all expenses reasonably incurred or to be incurred by Employee in connection with his cooperation.

10. Covenants not to Compete.

(a) Non-competition. During the Term and for a period of one (1) year after termination of his service to Employer, Employee will not, directly or indirectly, enter into, organize, control, engage in, be employed by, serve as a consultant to, be an officer or director of, or have any direct investment of more than 5% of the outstanding shares in, any business, person, partnership, association, firm, corporation, or other entity engaged in any business activity with respect to the use of lysins for therapy of human infectious diseases (including, but not limited to, research, development, manufacturing, selling, leasing, licensing or providing services) which is competitive with the business of Employer.

(b) Non-diversion. During the Term, and for a period of one year after the date of termination of Employee’s employment with Employer, Employee will not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business or opportunities of Employer. Business opportunities that have been considered by, and not pursued by Employer’s Board of Directors, are not covered by this provision.

(c) Non-recruitment. Employee agrees that Employer has or will invest substantial time and effort in assembling its workforce. Accordingly, Employee agrees that during the Term and for a period of one year after the date of termination of Employee’s employment with Employer, Employee will not directly or indirectly, entice, solicit or seek to induce or influence any such employees to leave their service with Employer.

11. Remedies.

(a) Employee acknowledges that the restrictions contained in Sections 9 and 10, in view of the nature of the business of Employer, are reasonable and necessary in order to protect the legitimate interests of Employer. Employee acknowledges that any violation of such restrictions would likely result in irreparable injuries to Employer, and Employee therefore acknowledges that, in the event of Employee’s violation of any of these restrictions, Employer shall be entitled to seek from any court of competent jurisdiction preliminary and permanent injunctive relief without proving actual damage or immediate or irreparable harm and without posting any bond. In addition, Employer shall be entitled to seek damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled.

(b) If the time, geographic, or other limitations specified in Sections 8 and 9 above should be adjudged to exceed limitations permitted by applicable law in any proceeding, then the affected provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. If Employee violates any of the restrictions contained in the foregoing Sections 8 and 9, the restrictive period shall be tolled, and shall not run, during the time of any said breach.

(c) In view of the difficulty of determining the amount of damages that may result to the parties hereto from the breach of the provision of Section 8 or 9, it is the intent of the parties hereto that, in addition to monetary damages, any non-breaching party shall have the right to prevent any such breach in equity or otherwise, including without limitation prevention by means of seeking injunctive relief. The prevailing party in any such action shall be entitled to an award of its reasonable attorney’s fees and costs.

12. Non-disparagement. Employee and Employer mutually agree that, during the Term and for a period of five years thereafter, neither will directly or indirectly disparage the other.

13. Entire Agreement; Amendments. This Agreement constitutes the entire agreement and understanding between Employer and Employee relating to the subject matter hereof, and shall not be amended or changed except by written instrument signed by each of the undersigned parties. There are no prior or contemporaneous oral or written understandings or agreements between the parties regarding Employee’s employment by Employer or any other matter.

14. No Waiver. Neither Employee nor Employer shall by any act, delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default in or breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Employee or Employer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15. Governing Law, Venue, Interpretation of Language. The parties agree that this Agreement shall be governed by the laws of the State of New York and that venue for an action between the parties that arises out of this Agreement shall be in New York county, State of New York. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

16. Resignation as Officer and Director. In the event that Employee’s employment with Employer is terminated for any reason whatsoever, Employee agrees to immediately resign from any position Employee may hold as an officer or director of, or on behalf of, Employer.

17. Limitation on Authority. Without the express written consent of Employer, the Employee shall have no apparent or implied authority to:

(a) pledge the credit of Employer or any of its employees;

(b) bind the Employer under any contract, agreement, note, mortgage or otherwise; or

(c) sell, mortgage, transfer or otherwise dispose of any assets of Employer.

18. Notices. Any notices under this Agreement shall be given in writing in person or by registered or certified U.S. mail, postage prepaid, return receipt requested, or by facsimile with confirmation, to the parties at their respective addresses set forth below, and such notices shall be deemed given when received or three (3) days after placed in the mail in the manner provided above. Either party may change such party’s address for notice by giving notice as provided herein.

(a)	If to Employer:

ContraFect Corporation

28 Wells Avenue, 3rd Floor

Yonkers, NY 10701

(b)	If to Employee:

Michael H Messinger

238 Pennington Harbourton Road

Pennington, NJ 08534

19. Prior Agreements. Employee represents to Employer that (a) there are no restrictions, agreements or understandings to which Employee is a party that would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment hereunder, (b) Employee’s execution of this Agreement and Employee’s employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which Employee is a party or by which Employee is bound, (c) Employee is free and able to execute this Agreement and to enter into employment by Employer, and (d) Employee shall not divulge to Employer any trade secrets or proprietary information that belongs to any other person or entity.

20. No Assignment. This Agreement and the rights and obligations of both parties hereunder are personal in nature, and shall not be assignable by either party hereto, except by operation of law. Notwithstanding the foregoing, Employer shall assign its rights and obligations under this Agreement to any successor in interest.

21. Headings. Headings used in this Agreement are solely for the convenience of the parties and shall be given no effect in the construction or interpretation of this Agreement.

22. Miscellaneous.

(a) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

(b) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(c) Survival. Any provisions of this Agreement which, by their terms, are intended to survive the expiration or termination of this Agreement, shall so survive, including but not limited to the restrictive covenant and the provisions relating to non-solicitation, and confidentiality.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed and delivered as of the day and year set forth below.

CONTRAFECT CORPORATION

By:	/s/ Julia P. Gregory
EVP and CFO

By:	/s/ Michael Messinger
Michael Messinger